Exhibit 10.3

SEPARATION AGREEMENT

     This SEPARATION AGREEMENT, dated as of May 6, 2010 (this “Agreement”), is between Wave2Wave Communications, Inc., a Delaware corporation with a principal place of business at Continental Plaza, 6th Floor, 433 Hackensack Avenue, Hackensack, New Jersey 07601 (the “Company”), and Andrew Bressman, an individual having an address at 14 Hoverman Road, Old Tappan, New Jersey 07675 (the “Employee”).

     WHEREAS, Employee entered into an employment agreement for a five year term, dated as of June 12, 2009, as amended by a First Amendment to Employment Agreement, dated as of November 20, 2009 (as so amended, the “Employment Agreement”), which states the terms and conditions of his employment with the Company as a senior executive and assistant to the Chairman of the Company;

     WHEREAS, the parties entered into a certain Stock Option Agreement, dated November 20, 2009 (the “Stock Option Agreement”);

     WHEREAS, the Employment Agreement provides that Employee may only be terminated pursuant to Section 3.2 thereof;

     WHEREAS, the Company desires to terminate Employee’s employment for reasons not encompassed within Section 3.2 of the Employment Agreement;

     WHEREAS, the Company and Employee have agreed that Employee would cease to be an employee of the Company prior to the effectiveness of the Company’s initial public offering;

     WHEREAS, the Company and Employee agree to extend the “Restricted Period” (as that term is defined in the Employment Agreement); and

     WHEREAS, the Company and Employee wish to settle, fully and finally, any and all differences between them, including but not limited to, all claims related to the Employment Agreement, Employee’s employment with the Company and the termination thereof.

     NOW, THEREFORE, in consideration of the representations and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree, and intending to be legally bound, the parties enter into this Agreement and agree as follows:

     1. Termination. Employee’s employment with the Company shall terminate without cause effective immediately prior to the listing of the Company’s securities on the New York Stock Exchange (the “Termination Date”), subject to the terms and conditions hereof. Employee agrees that, other than as specifically set forth in this Agreement, Employee is not due any additional benefits, or compensation for unpaid salary, bonus, severance, or accrued or unused vacation time or vacation pay.

     2. Salary Continuation.

          (a) Provided that the Employee executes this Agreement without revocation, the Company shall pay Employee the balance of his base salary due for the Term of the Employment Agreement at the rate then in effect under the Employment Agreement on the Company’s regular bi-weekly pay day schedule (as in effect as of the Termination Date), less normal payroll deductions, until June 11, 2014, such that the total Base Salary to be paid to Employee equals Two Million Four Hundred Nineteen Thousand Seven Hundred Five Dollars ($2,419,705). The first installment shall be paid on the pay date that the Employee would have received his bi-weekly pay without regard to this Agreement and his change in status.

     3. Extension of Non Compete. Provided that the Employee executes this Agreement without revocation, the Company shall pay to the Employee, or his designee, (i) Five Hundred Fifty-One Thousand Two Hundred and Fifty Dollars ($551,250) in one lump-sum amount, less normal payroll deductions, on the consummation of the Company’s currently contemplated initial public offering (the “IPO Date”), and (ii) One Hundred Ninety-Eight Thousand Seven Hundred and Fifty Dollars ($198,750), in twelve substantially equal monthly installments, less normal payroll deductions, with the first payment being made on the date that is the thirtieth day after the IPO Date (the “First Payment Date”), and each subsequent monthly payment being made on the monthly anniversary of the First Payment Date, as consideration for the extension of the “Restricted Period” set forth in Article V of the Employment Agreement until June 11, 2015. It is intended that each installment of the payments provided for in clause (ii) in the preceding sentence shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder, including Treas. Reg. § 1.409A -2(b) and Treas. Reg. § 1.409A -2(b)(2)(iii), and neither the Company nor Employee shall have the right to accelerate or defer the delivery of such payments except to the extent specifically permitted or required by Code Section 409A.

     4. Benefits. In accordance with the Employment Agreement:

          (a) Employee’s current family group health care, vision and dental coverage will be continued until June 11, 2014, as follows:

               i. through coverage under the Company’s applicable employee welfare benefit plans (each a “Company Plan”) for as long as such benefits are required to be provided under applicable law and to the extent permitted under the applicable Company Plan, the benefits under that Company Plan shall be provided after the expiration of the required period until June 11, 2014. The Company shall pay one hundred (100%) per cent of the monthly premium for the coverage under each Company Plan.

               ii. If a coverage under a Company Plan ceases to be provided to the Employee prior to June 11, 2014, subject to the Employee’s providing evidence of prior payment, the Company will reimburse Employee on the 15th day of each month one hundred (100%) per cent of the cost for the month of reference, of replacement coverage identical to the coverage(s) provided under the Company Plan which has ceased to be provided. The Company shall give the Employee no less than sixty days prior written notice of the termination of any coverage provided under a Company Plan. In the event that the benefits under a Company Plan would be taxable to the Employee, the Employee shall pay the cost of such coverage and the Company shall reimburse the Employee for his payment thereof.

          (b) All other benefits contained in paragraphs 4.1 (business expenses to the extent not reimbursed prior to the Termination Date), 4.2 (automobile, etc.), and 4.4 (life insurance, with the amount payable on the due date of the annual premium and the Company will assign such policy to the Employee at the request of the Employee which may be made at any time) of the Employment Agreement, will be continued until June 11, 2014.

          (c) Employee’s rights under the Stock Option Agreement shall be preserved in accordance with its terms; provided also that any registration statement on Form S-8 filed the Company with the Securities and Exchange Commission or any filings with any state blue sky commission or similar body shall include all shares of Company common stock issued issuable to Employee under the Stock Option Agreement.

          (d) With respect to the benefits set forth in paragraphs 3(a)-(c), except permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

     5. Restrictions on Activities. Notwithstanding anything to the contrary set forth herein, Employee acknowledges and agrees that, from the Termination Date and at any time while the Company’s securities are listed on the New York Stock Exchange, he shall not and he is restricted from (i) becoming a director, executive officer or employee of the Company or any of its subsidiaries; (ii) being engaged as a consultant to the Company or any of its subsidiaries; and (iii) making any public communications about the Company or its securities or promoting the trading of the Company’s securities in any manner. The Company’s Board of Directors will monitor Employee’s and the Company’s compliance with the foregoing restrictions.

     6. Stock Purchases. Employee agrees that neither he, nor any of his affiliates, will, either directly or indirectly including through any immediate family member or any family trusts, purchase any shares of the Company’s common stock either from the Company or in secondary market transactions.

     7. Return of Documents. Except for documents which Employee has kept on his personal computer and maintained in the ordinary course of business during his employment, Employee certifies that he does not have in his possession, nor has he deleted, destroyed or otherwise failed to return, any devices, records, data, notes, reports, proposals, lists, software, hardware, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of these items belonging to the Company which were in his possession or to which he had access. Employee agrees that within twenty (20) days of his execution of this Agreement he will return to the Company through his counsel all documents (if any) on his personal computer related to the Company and agrees that he will delete and destroy any such documents from his personal computer and any hard copies which he may have in his possession.

     8. (a) Employee’s Release and Waiver of Claims. Except as provided for in this Agreement, in consideration of the Company’s release in paragraph 8(b) hereof, Employee waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which Employee ever had or may have against the Company, its parent, subsidiaries, affiliated businesses and divisions, and/or their directors, officers, employees or agents (hereinafter collectively referred to as “Releasees”), arising out of his employment with the Company or the termination of that employment (hereinafter collectively referred to as "Claims"), including, but not limited to, any claims arising under his Employment Agreement, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1866 (“Section 1981”); the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act of 1990, as amended (the “ADA”); the Equal Pay Act (“EPA”); the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the New Jersey Law Against Discrimination (“LAD”); and any and all other federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs; provided that the Company’s obligations under this Agreement shall survive execution of this release.

          (b) Company’s Release and Waiver of Claims. Except as provided for in paragraph 3 of this Agreement, in consideration of Employee’s release in paragraph 8(a) hereof, the Company waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which the Company ever had or may have against Employee, his heirs, executors, attorneys and assigns, for, upon or by reason of any matter whatsoever which occurred up to the date of this release, including, but not limited to, any and all claims under his Employment Agreement and all claims arising out of, relating to, or based upon, his employment by Company, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law, and including, but not limited to, any claims for costs, attorneys’ fees, or expenses.

          (c) Indemnification.

               i. In the event Employee was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he was an employee of the Company (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as an employee or in any other capacity while serving as an employee, Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to an indemnitee like Employee who has ceased to be an employee and shall inure to the benefit of Employee’s heirs, testators, intestates, executors and administrators; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided further, however, that no indemnification shall be made in the case of an action, suit or proceeding by or in the right of the Company in relation to matters as to which it shall be adjudged in such action, suit or proceeding that Employee is liable to the Company, unless a court having jurisdiction shall determine that, despite such adjudication, Employee is fairly and reasonably entitled to indemnification. The right to indemnification conferred in this paragraph 8(c) shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of Employee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that Employee is not entitled to be indemnified for such expenses under this paragraph 8(c) or otherwise.

               ii. If a claim under clause i above is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of any undertaking, Employee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (x) any suit brought by Employee to enforce a right to indemnification hereunder (but not in a suit brought by Employee to enforce a right to an advancement of expenses), and (y) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that Employee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Company (including the Board, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of Employee is proper in the circumstances because Employee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the Board, independent legal counsel or the stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct or, in the case of such a suit brought by Employee, be a defense to such suit. In any suit brought by Employee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Employee is not entitled to be indemnified, or to such advancement of expenses, under this paragraph or otherwise shall be on the Company.

     9. Nondisparagement.

          (a) Employee agrees not to make any disparaging remarks or statements regarding the Company’s products, business practices, operations, or the professional careers and/or personal lives of any Company employee, officer or director of the Company to any person or entity, either orally or in writing, except as may be required by law. Employee further represents that effective with the signing of this Agreement, he has not disparaged or subverted the business practices, operations, professional careers and/or personal lives of any employee, officer, director of the Company.

          (b) The Company agrees not to, and will instruct its directors, officers and key employees not to, make any disparaging remarks or statements regarding Employee or his business practices, professional career and/or personal life to any person or entity, either orally or in writing, except as may be required by law. The Company further represents that, effective with the signing of this Agreement, it and its directors, officers and key employees have not disparaged or subverted Employee’s professional career and/or personal life.

     10. Taxes. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

     11. Cooperation. Following the Termination Date, Employee agrees:

          (a) To make himself available, without additional compensation, on reasonable occasions until June 11, 2014 with reasonable prior notice, to respond to all attorneys, representatives and advisors regarding all matters associated with his employment at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company. In this regard, the parties acknowledge and agree that in providing such responses, Employee shall not be required to be present at the Company’s offices on a regular basis, but Employee agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors. The Company shall reimburse Employee for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this paragraph, any phone discussion or appearance by Employee for any period of time in excess of four hours on any business day shall count as participation for a full business day.

          (b) To make himself available, without additional compensation, on reasonable occasions until June 11, 2014, with reasonable prior notice and without the requirement of being subpoenaed, to confer with counsel by phone concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Employee for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this paragraph, any phone discussion or appearance by Employee for any period of time on any business day in excess of four hours shall count as participation for a full business day.

          (c) To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Employee for any reasonable and necessary expenses he incurs in fulfilling this obligation, including reasonable attorneys’ fees and costs.

     12. Attorneys’ Fees. In the event either party claims the other party has breached this Agreement, the prevailing party shall be reimbursed promptly by the other party for all reasonable attorneys’ fees and costs incurred by the prevailing party in connection with its enforcement of this Agreement or related to the breach thereof. The Company shall reimburse Employee promptly for his reasonable attorneys’ fees and disbursements in connection with the preparation and negotiation of this Agreement and any amendments hereto.

     13. Entire Agreement. This Agreement embodies the sole and entire agreement between Employee and the Company and all Releasees concerning the resolution of all matters with respect to Employee’s employment with the Company. Except as specifically mentioned otherwise in this Agreement, all prior agreements, arrangements, and/or understandings, written or oral, expressed or implied, including, but not limited to, the Employment Agreement, between Employee and the Company or any Releasee are replaced and superseded by this Agreement, and are no longer of any force and effect. In executing this Agreement, Employee represents that he is not relying on any inducements, promises, or representations of the Company or Releasees other than expressly set forth in this Agreement.

     14. Confidentiality. The parties hereto agree and acknowledge that this Agreement and the terms hereof are and will remain strictly confidential, and they further agree not to disclose or cause to be disclosed, the existence of this Agreement or the terms hereof to any person or entity whatsoever, except as may be necessary to comply with any legal requirement (including the requirements of the Federal securities laws) or court order or in connection with any action to enforce this Agreement.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. Acknowledgement. With the signing of this Agreement, Employee affirms that he has carefully read this entire document. Employee understands that by signing this document, he is waiving and releasing all claims relating to his employment with the Company and the termination of that employment other than the items provided for in this Agreement. Employee acknowledges signing this Agreement voluntarily intending to be legally bound. Employee acknowledges that he has had a full and fair opportunity to review this Agreement with legal counsel, and that he has been given twenty-one days to consider this Agreement. Employee may fax this signed Agreement to the Chief Executive Officer of the Company, at (201) 969-1886 or mail it to the Chief Executive Officer, at the Company’s offices at 433 Hackensack Avenue, 6th Floor, Hackensack, New Jersey 07601. Employee may revoke this Agreement for a period of seven days following the date Employee signs it by submitting written notice of his revocation to the Chief Executive Officer of the Company as set forth in the preceding sentence. If not revoked, this Agreement shall become effective and enforceable upon expiration of this revocation period.

     17. Governing Law.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, United States of America, without giving effect to the principles of conflicts of laws thereof.

          (b) Any dispute arising out of, or relating to, this Agreement or the breach thereof or regarding the interpretation thereof shall be finally settled by arbitration conducted in Newark, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the exclusive jurisdiction of the Superior Court of the State of New Jersey, Bergen County, or the United States District Court for the District of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in the heading to this Agreement. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

          (c) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement would cause the Employee to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Employee and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.

          (d) If any payment or benefit (or any acceleration of any payment or benefit) made or provided to the Employee or for the Employee’s benefit in connection with this

Agreement (the “Payments”) is determined in good faith by the Company or the Employee, or an applicable taxing authority to be subject to the taxes and/or interest charges imposed by Code Section 409A, or any state, local, or foreign taxes of a similar nature, or any interest charges or penalties with respect to such taxes and/or interest charges (such taxes and interest charges, together with any such interest charges and penalties, are collectively referred to as the “Section 409A Tax”), then the Company shall pay the Employee, within thirty days after the date on which the Employee provides the Company with a written request for reimbursement thereof (accompanied by proof of the Section 409A Tax paid), but in no event later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the Section 409A Tax to the Internal Revenue Service or other applicable taxing authority, an additional amount as determined under this provision (the “Section 409A Gross-Up Payment”). The Section 409A Gross-Up Payment shall be such that the net amount retained by the Employee after deduction of the Section 409A Tax and any federal, state, or local taxes upon the payment provided for by this paragraph shall be equal to the Payments. For purposes of determining the amount of the Section 409A Gross-Up Payment, the Employee shall be deemed to pay federal taxes at the highest marginal rate of federal taxation in the calendar year in which the Section 409A Gross-Up Payment is to be made, and state and local taxes at the highest marginal rate of taxation in the state and locality of the Employee’s domicile for tax purposes on the date the Section 409A Gross-Up Payment is made, net of the maximum reduction in federal taxes that may be obtained from the deduction of such state and local taxes. The Company and the Employee shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the Payments, and the Employee shall, if reasonably requested by the Company, contest any obligation to pay a Section 409A Tax for which a Section 409A Gross-Up Payment is owed, provided that no such contest shall be required or be required to be continued if the Company is in breach of this Agreement.

     In the event that the Employee incurs expenses, including but not limited to reasonable attorneys, accountants, and tax counsel fees and costs related to the tax audit or litigation, due to a tax audit or litigation addressing the existence or amount of a Section 409A Tax (collectively referred to as the “Tax Expenses”), then the Company shall pay the Employee, within thirty days after the date on which the Employee provides the Company with a written request for reimbursement thereof (accompanied by proof of Tax Expenses paid), but in no event later than the end of the Employee’s taxable year following the Employee’s taxable year in which the Employee remits the Section 409A Tax that is subject to the audit or litigation to the Internal Revenue Service or other applicable taxing authority, or where as a result of such audit or litigation no Section 409A Tax is remitted, the end of the Employee’s taxable year following the Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, an amount equal to the amount of the Tax Expense with regard to which the Employee has requested reimbursement.

     18. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     19. Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

     20. Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by written instrument executed by Employee and by an authorized representative of the Company.

     21. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any successors of the Company by way of merger, consolidation, purchase, or transfer of all or substantially all of the assets or stock of the Company and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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     IN WITNESS WHEREOF, the parties have executed this Separation Agreement or caused the same to be executed by a duly authorized officer as of the date first written above.

WAVE2WAVE COMMUNICATIONS, INC.

/s/ Andrew Bressman	By:	/s/ Steven Asman
Andrew Bressman		Authorized Signer

DATE: May 6, 2010	DATE: May 6, 2010